SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G

                             CTB International Corp.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    125960104
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                  May 17, 2000
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] RULE 13d-1(b)
[ ] RULE 13d-1(c)
[X] RULE 13d-1(d)


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CUSIP NO. 125960104                                                  Page 2 of 8
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1) Name And I.R.S. Identification No. Of Reporting Person (Entities Only)

Wynnefield Partners Small Cap Value, L.P. 13-3688497
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons (see pages 3, 4 and 5)
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization:  Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES             5) Sole Voting Power:
                                            257,500 Shares on December 27, 2000
BENEFICIALLY OWNED           --------------------------------------------------
BY EACH REPORTING            6) Shared Voting Power
PERSON WITH                  --------------------------------------------------
                             7) Sole Dispositive Power:
                                            257,500 Shares on December 27, 2000
                             --------------------------------------------------
                             8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person :
        257,500 Shares on December 27, 2000
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        2.36% of Common Stock on December 27, 2000
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

CUSIP NO. 125960104                                                  Page 3 of 8
-------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Partners Small Cap Value, L.P. I      13-3953291
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting Person is affiliated with other persons (see Pages 2, 4 and 5)
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4)  Citizenship or Place of Organization Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES             5) Sole Voting Power:
                                            319,200 Shares on December 27, 2000
BENEFICIALLY OWNED           --------------------------------------------------
BY EACH REPORTING            6) Shared Voting Power
PERSON WITH                  --------------------------------------------------
                             7) Sole Dispositive Power:
                                            319,200 Shares on December 27, 2000
                             --------------------------------------------------
                             8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        319,200 Shares on December 27, 2000
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        2.93% of Common Stock on December 27, 2000
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

CUSIP NO. 125960104                                                  Page 4 of 8
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons (see pages 2, 3 and 5)

-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF SHARES             5) Sole Voting Power:
                                            137,800 Shares on December 27, 2000
BENEFICIALLY OWNED BY        --------------------------------------------------
EACH REPORTING               6) Shared Voting Power
PERSON WITH                  --------------------------------------------------
                             7) Sole Dispositive Power:
                                           137,800 Shares on December 27, 2000
                             --------------------------------------------------
                             8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        137,800 Shares on December 27, 2000
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        1.26% of Common Stock on December 27, 2000
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------

CUSIP NO. 125960104                                                  Page 5 of 8
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (Entities Only)

Channel Partnership II, L.P. 22-3215653
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons (see pages 2, 3 and 4)
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  New York
-------------------------------------------------------------------------------
NUMBER OF SHARES             5) Sole Voting Power:
                                            9,000 Shares on December 27, 2000
BENEFICIALLY OWNED BY        --------------------------------------------------
EACH REPORTING               6) Shared Voting Power
PERSON WITH                  --------------------------------------------------
                             7) Sole Dispositive Power:
                                           9,000 Shares on December 27, 2000
                             --------------------------------------------------
                             8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        9,000 Shares on December 27, 2000
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
        0.08% of Common Stock on December 27, 2000
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

ITEM 1(a).  Name of Issuer:

        CTB International Corp.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

        State Road 15 North, PO Box 2000, Milford, IN 46542-2000
        -----------------------------------------------------------------------


ITEM 2(a).  Names of Persons Filing:

        Wynnefield Partners Small Cap Value, L.P. ("Partners")
        -----------------------------------------------------------------------
        Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
        -----------------------------------------------------------------------
        Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")
        -----------------------------------------------------------------------
        Channel Partnership II, L.P. ("Channel")
        -----------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

        450 Seventh Avenue, Suite 509, New York, NY 10123
        -----------------------------------------------------------------------

ITEM 2(c).  Citizenship:

        Partners and Partners I are Delaware Limited Partnerships
        -----------------------------------------------------------------------
        Fund is a Cayman Islands Company
        -----------------------------------------------------------------------
        Channel is a New York Partnership
        -----------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

        Common Stock, Par Value $.01 Per Share
        -----------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  125960104
                           ----------


ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:
        None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

(a) Amount beneficially owned by all reporting persons: 723,500 Shares on December 27, 2000
(b) Percent of class:  6.63% of Common Stock
(c) Number of shares as to which the reporting persons have:

        (i)   sole power to vote or to direct the vote:
               723,500 Shares on December 27, 2000
        (ii)  shared power to vote or to direct the vote
        (iii) sole power to dispose or to direct the disposition:
               723,500 shares on December 27, 2000
        (iv)  shared power to dispose or to direct the disposition ----


ITEM 5. Ownership of five percent or less of a class.

        Not applicable.


ITEM 6. Ownership of more than five percent on behalf of another person.

        Not applicable.


ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

        Not applicable.


ITEM 8.  Identification and classification of members of the group.

        None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d- 1(b)(1), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.

        Not applicable.


ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   January 25, 2001


                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                  By: Wynnefield Capital Management, LLC, General Partner

                                            By:   /s/ Nelson Obus
                                                  -----------------------------
                                                  Nelson Obus, Managing Member

                                  WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.


                                  By:       Wynnefield Capital, Inc.


                                            By:   /s/ Nelson Obus
                                                  -----------------------------
                                                  Nelson Obus, President


                                  CHANNEL PARTNERSHIP II, L.P.


                                            By:   /s/ Nelson Obus
                                                  -----------------------------
                                                  Nelson Obus, President